Exhibit 99.1


                         FIRST MONTAUK ANNOUNCES REVENUE
                              AND EARNINGS FOR 2005



Red Bank, NJ - March 21, 2006 - First Montauk Financial Corp. (OTC/BB: FMFK), a nationwide provider of investment services through independent financial professionals, today announced revenue and earnings for the year ended December 31, 2005.

Total revenues for 2005 were $58.1 million, compared to $59.2 million in 2004. The Company reported net income applicable to common shareholders of $2,139,000 or $.15 per basic and $.12 per diluted share for 2005, compared to net income applicable to common shareholders of $640,000 or $.07 per basic and $.04 per diluted share for 2004.

Victor K. Kurylak, President and CEO of First Montauk Financial Corp., commented, "We continue to make steady progress improving our financial performance and attracting high quality financial professionals into our network. Our focus on empowering our affiliates to grow and manage a successful independent practice is the cornerstone of our business strategy."



Montauk Financial Group is a service mark of First Montauk Securities Corp., Member NASD/SIPC. First Montauk Financial Corp. is the parent company of First Montauk Securities Corp., a registered securities broker/dealer headquartered in Red Bank, NJ, with approximately 50,000 retail and institutional accounts. The Company's ability to offer quality support services, research, web-based information systems and a competitive commission payout structure has attracted approximately 290 independent, professional registered representatives across the country. Additional information is available at the Company's website at www.montaukfinancial.com.

Statements contained in this news release regarding expected financial results of the Company and First Montauk Securities Corp., are forward-looking statements, subject to uncertainties and risks, many of which are beyond the Company's control, including, but not limited to, market conditions, interest rate and currency fluctuations, dependence on key personnel, each of which may be impacted, among other things, by economic, competitive or regulatory conditions. These and other applicable risks are summarized under the caption "Factors Affecting Forward Looking Statements" in the Company's Form 10-K for the year ended December 31, 2005, to be filed with the Securities and Exchange Commission. Forward-looking statements by their nature involve substantial risks and uncertainties. As a result, actual results may differ materially depending on many factors, including those described above. The Company cautions that historical results are not necessarily indicative of the Company's future performance.


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                  FIRST MONTAUK FINANCIAL CORP. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME

                       In 000's (except per share amounts)


                                                 Years ended December 31,

                                                2005              2004
                                                ----              ----


Revenues                                       $58,084                 $59,187

Expenses                                        55,582                  58,470
                                                ------                  ------

Net income before tax                            2,502                     717

Income taxes (benefit)                              78                     (13)
                                                    --                    ----

Net income                                    $  2,424               $     730
                                              ========               =========

Net income applicable
to common stockholders                       $   2,139               $     640
                                             =========               =========


Earnings per share:
   Basic                                     $    0.15               $    0.07
                                             =========               =========
   Diluted                                   $    0.12               $    0.04
                                             =========               =========

Weighted average
number of shares of
stock outstanding
   Basic                                    14,032,057               9,270,350
   Diluted                                  20,109,178              15,629,920



CONTACT:
Victor K. Kurylak
President, CEO
732-842-4700, ext. 4230
info@montaukfinancial.com
www.montaukfinancial.com